Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., August 4, 2010-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first six months of its fiscal year and second quarter ended June 30, 2010.

Net income for the six months ended June 30, 2010 was $769,000 ($0.17 per diluted share) compared to $1.4 million ($0.35 per diluted share) for the same period of 2009.  Net income for our second quarter was $367,000 ($0.08 per diluted share) compared to $1.2 million ($0.29 per diluted share) for the same period in 2009.  The results for 2010 include the impact of acquisition expenses incurred in conjunction with our June purchase of CitySync Limited as well as approximately 10 days of its operational activity post-acquisition, and the 2010 per share results are further impacted by the issuance of 798,000 shares of common stock in our stock offering completed in April.

Revenue for the six months ended June 30, 2010 was $12.0 million compared to $11.1 million for the same period of 2009, while revenue for the second quarter of 2010 was $6.6 million compared to $6.3 million for the same period a year ago.  Revenue from royalties was $5.8 million in first six months of 2010 compared to $5.7 million in 2009 and $3.2 million in the second quarter of 2010 compared to $3.4 million in the same period of 2009.  North American sales, which are sales of RTMS® and CitySync in North America, were $3.2 million for the first six months of 2010 compared to $3.1 million in 2009 and were $1.5 million in the second quarter of 2010 compared to $1.7 million in the same period of 2009.  International sales, which includes sales outside of North America from all of our product lines, were $3.0 million for the first six months of 2010 compared to $2.3 million in the same period of 2009 and were $1.9 million in the second quarter of 2010 compared to $1.2 million in the same period in 2009.  Sales of RTMS and CitySync world-wide for the second quarter were $2.1 million and $309,000, respectively.

On a non-GAAP basis, excluding intangible asset amortization net of tax and acquisition related expenses in the 2010 second quarter, net income for the first six months of 2010 was $1.6 million ($0.36 per diluted share) and for the second quarter was $1.0 million ($0.22 per diluted share).

Based on recent changes to accounting rules, we are required to estimate what we believe will be paid to the CitySync sellers under their entire earn-out arrangement and record this as a liability concurrent with the purchase rather than recording it from time to time when an earn-out liability becomes probable.  Our estimate of $1.0 million was recorded as part of the purchase accounting and remains as a liability on our balance sheet as of June 30, 2010.

Ken Aubrey, CEO, said, “We had two significant accomplishments during the second quarter: acquiring CitySync and raising $8.8 million in a secondary offering of common stock.  These demonstrate our commitment to exceptional revenue growth, particularly noting that the CitySync acquisition substantially expands our addressable market, strengthens our selling presence in Europe and extends the opportunities for hybrid product developments.

“Although our revenues show modest year-over-year improvement, the nearly flat Q2 results reflect that the economic recovery is still incomplete and sporadic.  Nonetheless, we are pursuing our previously announced course of measured forward investment in product development and expanding selling capacity to best position ISS as the recovery continues.  These forward investments and lower Q2 gross margins resulting from an unusual mix of base product versus third party pass through content, which were partially offset by revisions to tax credit estimates, have resulted in an earnings downturn.”

Mr. Aubrey continued, “We are now a larger and more capable company, and going forward we will continue our investments, especially as they relate to the development of a range of new products.  We remain convinced that this will serve to our best advantage as the recovery unfolds.”

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the CitySync acquisition and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 110,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; the impact of governmental laws and regulations; increased international presence; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2010	2009	2010	2009
Revenue
Royalties	$3,187	$3,383	$5,778	$5,679
North American sales	1,503	1,738	3,200	3,050
International sales	1,894	1,159	3,009	2,341
	6,584	6,280	11,987	11,070
Cost of revenue
Cost of sales	1,510	911	2,442	1,678
Gross profit	5,074	5,369	9,545	9,392
Operating expenses
Selling, marketing and product support	2,146	1,921	4,002	3,551
General and administrative	938	803	1,976	1,778
Research and development	834	862	1,611	1,673
Acquisition related expenses	527	—	527	—
Amortization of intangible assets	216	192	408	384
	4,661	3,778	8,524	7,386
Income from operations	413	1,591	1,021	2,006
Other income (expense), net	(36)	21	(72)	9
Income before income taxes	377	1,612	949	2,015
Income tax expense	10	442	180	584
Net income	$367	$1,170	$769	$1,431

Basic net income per share	$0.08	$0.29	$0.18	$0.36
Diluted net income per share	$0.08	$0.29	$0.17	$0.35

Weighted shares – basic	4,676	3,985	4,333	3,985
Weighted shares – diluted	4,751	4,067	4,420	4,061

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1,2)	$3,918	$3,586	$7,589	$7,002
Non-GAAP income from operations	1,156	1,783	1,956	2,390
Other income (expense), net	(36)	21	(72)	9
Non-GAAP income before income taxes	1,120	1,804	1,884	2,399
Non-GAAP income taxes (3)	75	507	310	715
Non-GAAP net income	$1,045	$1,297	$1,574	$1,684

Non-GAAP basic net income per share	$0.22	$0.33	$0.36	$0.42
Non-GAAP diluted net income per share	$0.22	$0.32	$0.36	$0.41

Notes to non-GAAP adjustments
(1) Amortization of intangible assets for period as shown above is removed
(2) Acquisition related expenses for period as shown above is removed
(3) Income taxes are increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$13,661	$14,084
Investments	3,421	3,935
Receivables, net	6,633	5,660
Inventories	3,352	2,734
Prepaid expenses and deferred taxes	1,423	916
	28,490	27,329
Property and equipment, net	1,172	998
Deferred income taxes	1,485	1,485
Goodwill and intangible assets, net	20,978	11,338
	$52,125	$41,150
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,257	$2,454
Bank debt	2,315	4,000
Earnout payable	1,010	1,541
Income taxes payable	106	234
	6,688	8,229
Bank debt	2,280	—
Income taxes payable	186	208
Shareholders’ equity	42,971	32,713
	$52,125	$41,150

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six-Months Ended June 30,
	2010	2009
Operating activities
Net income	$769	$1,431
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	653	600
Stock option expense	164	180
Changes in operating assets and liabilities	(1,155)	301
Net cash provided by operating activities	431	2,512

Investing activities
Cash paid to sellers of CitySync equity	(7,871)	—
Purchases of property and equipment, net of disposals	(209)	(340)
Payment of EIS earnout	(1,541)	(1,192)
Sales of investments	514	33
Net cash used in investing activities	(9,107)	(1,499)

Financing activities
Repayment of bank debt	(200)	(3,750)
Repayment of CitySync seller loans	(445)	—
Net proceeds from common stock offering	8,818	—
Proceeds from exercise of stock options	80	4
Net cash provided by (used in) financing activities	8,253	(3,746)

Decrease in cash and cash equivalents	(423)	(2,733)
Cash and cash equivalents, beginning of period	14,084	10,289
Cash and cash equivalents, end of period	$13,661	$7,556

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